Exhibit 23.1


Consent of Independent Certified Public Accountants



The Board of Directors
Cooker Restaurant Corporation

We consent to incorporation by reference in the registration statements on Form S-8 (Nos. 33-45467, 33-46475, 33- 46965, 33-48396
and 33-48397) of Cooker Restaurant Corporation of our report dated January 27, 1999, relating to the consolidated statements of operations, changes in shareholders' equity and cash flows of Cooker Restaurant Corporation and subsidiaries for the year ended January 3, 1999, which report appears in the December 31, 2000 annual report on Form 10-K of Cooker Restaurant Corporation.

/s/KPMG LLP

Fort Lauderdale, Florida
March 28, 2001